UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2013 (May 13, 2013)

ARMADA HOFFLER PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35908	46-1214914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Central Park Avenue, Suite 2100 Virginia Beach, Virginia	23462
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 366-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 13, 2013, Armada Hoffler, L.P. (the “Operating Partnership”), as borrower, and Armada Hoffler Properties, Inc. (the “Company”), as parent guarantor, entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Regions Bank, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, and various other lenders in connection with a $100 million senior secured revolving credit facility (the “Credit Agreement”). Subject to satisfaction of certain conditions, the Operating Partnership has the option to increase the borrowing capacity under the revolving credit facility to $250 million. The amount available to the Operating Partnership under the Credit Agreement is subject to certain limitations including, but not limited to, the appraised value of the properties that form the borrowing base of the credit facility.

The Credit Agreement has a three-year term with an initial maturity date of May 13, 2016. Subject to the terms of the Credit Agreement, the Operating Partnership has the option to extend the term of the Credit Agreement to May 12, 2017.

The Company and certain subsidiaries will guarantee the obligations of the Operating Partnership under the Credit Agreement. In addition, the Credit Agreement provides for security in the form of, among other things, mortgage liens on certain properties owned by the Operating Partnership.

The Credit Agreement provides for revolving credit loans to the Operating Partnership. Each Base Rate Loan, Eurodollar Rate Loan and Letter of Credit (each, as defined in the Credit Agreement) will be subject to various interest rates, based upon the total leverage ratio of the Company, the Operating Partnership and their subsidiaries as follows:

Total Leverage Ratio	Letters of Credit	Eurodollar Rate	Base Rate
< 40%	1.60%	1.60%	0.60%
≥ 40% but < 50%	1.75%	1.75%	0.75%
≥ 50% but < 55%	1.95%	1.95%	0.95%
≥ 55%	2.20%	2.20%	1.20%

The Operating Partnership may, at any time, voluntarily prepay any loan under the Credit Agreement in whole or in part without premium or penalty.

The Credit Agreement contains financial covenants that, among other things, require compliance with loan-to-value, leverage and coverage ratios and maintenance of minimum tangible net worth, as well as covenants that may limit the Company’s and the Operating Partnership’s ability to incur additional debt or make distributions. The Credit Agreement also contains customary events of default. Any event of default, if not cured or waived, could result in the acceleration of any outstanding indebtedness under the Credit Agreement.

Upon completion of the Company’s initial public offering of common stock on May 13, 2013, the Operating Partnership borrowed $40 million under the Credit Agreement to repay existing debt relating to certain properties owned by the Operating Partnership.

The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Credit Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.

Forward-Looking Statements Disclaimer.

This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, advances under the Credit Agreement, changes to the amount available to be borrowed, and future extensions of the maturity date of the Credit Agreement. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information.

These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply of and demand for office, retail and multifamily properties in the markets in which we operate and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Prospectus filed pursuant to Rule 424(b)(4) on May 9, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information reported in Item 1.01 of this report is incorporated by reference into this Item 2.03. The Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 13, 2013, among Armada Hoffler, L.P., as Borrower, Armada Hoffler Properties, Inc., as Parent, Bank of America, N.A., as Administrative Agent, Regions Bank, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, and various other lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMADA HOFFLER PROPERTIES, INC.

Dated: May 17, 2013	By:	/s/ Michael P. O’Hara
Michael P. O’Hara
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement, dated as of May 13, 2013, among Armada Hoffler, L.P., as Borrower, Armada Hoffler Properties, Inc., as Parent, Bank of America, N.A., as Administrative Agent, Regions Bank, as Syndication Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Bookrunner, and various other lenders.